EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Financial Officer and	Fleishman Hillard
Chief Operating Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Reports Record Quarterly Revenues of $28.2 Million

Company posts fully diluted earnings per share of $0.09 for second quarter of 2009;
Revenues increased 6 percent sequentially for second quarter of 2009 compared to first quarter of 2009

ATLANTA, GA…(July 30, 2009)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that revenues for the second quarter of 2009 increased 4 percent to a quarterly record of $28.2 million compared to $27.2 million for the second quarter of 2008.  Excluding orthopaedic tissue processing revenues of $44,000 and $297,000 for the second quarters of 2009 and 2008, respectively, revenues increased 5 percent for the second quarter of 2009.

Operating income for each of the second quarters of 2009 and 2008 was $4.2 million.  Operating margin was 15 percent for each of the second quarters of 2009 and 2008.

Net income for the second quarter of 2009 was $2.5 million, or $0.09 per basic and fully diluted common share, compared to $3.9 million, or $0.14 per basic and fully diluted common share for the second quarter of 2008.  The Company’s effective income tax rate was 41 percent for the second quarter of 2009, compared to 6 percent for the second quarter of 2008.  The Company’s effective income tax rate was lower in 2008 due to the valuation allowance on the Company’s deferred tax assets during 2008.  If the Company had recorded 2008 income taxes at a normalized 41 percent effective tax rate, net income for the second quarter of 2008 would have been $2.4 million and fully diluted earnings per share would have been $0.09.

Revenues for the first six months of 2009 increased 4 percent to $54.9 million compared to $52.7 million for the first six months of 2008.  Excluding orthopaedic tissue processing revenues of $129,000 and $624,000 for the first six months of 2009 and 2008, respectively, revenues increased 5 percent for the first six months of 2009.

Operating income increased 11 percent for the first six months of 2009 to $7.7 million compared to $6.9 million for the first six months of 2008.  Operating margin increased to 14 percent for the first six months of 2009 compared to 13 percent for 2008.

Net income for the first six months of 2009 was $4.5 million, or $0.16 per basic and fully diluted common share, compared to $6.7 million, or $0.24 per basic and fully diluted common share for the first six months of 2008.  If the Company had recorded 2008 income taxes at a normalized 41 percent effective tax rate, net income for the first six months of 2008 would have been $4.1 million and fully diluted earnings per share would have been $0.15.  The Company has net operating loss carryforwards that will largely reduce required cash payments for federal and state income taxes for the 2009 tax year.

Tissue processing revenues for the second quarter of 2009 increased 3 percent to $14.1 million compared to $13.7 million for the second quarter of 2008. Excluding orthopaedic tissue processing revenues of $44,000 and $297,000 for the second quarter of 2009 and 2008, respectively, tissue processing revenues increased 5 percent to $14.0 million for the second quarter of 2009 compared to $13.4 million for the second quarter of 2008.  The increase in tissue processing revenues was primarily due to increased revenues from vascular tissue for the second quarter of 2009 of $7.6 million as compared to $7.1 million for the second quarter of 2008.

Tissue processing revenues for the first six months of 2009 increased 2 percent to $27.6 million compared to $27.1 million for the first six months of 2008.  Excluding orthopaedic tissue processing revenues of $129,000 and $624,000 for the first six months of 2009 and 2008, respectively, tissue processing revenues increased 4 percent to $27.5 million for the first six months of 2009 compared to $26.5 million for the first six months of 2008.  The increase in tissue processing revenues was primarily due to increased revenues from vascular tissue for the first six months of 2009 of $15.4 million as compared to $13.9 million for the first six months of 2008.

Revenues from the distribution of CryoValve® SG pulmonary heart valves increased to $1.5 million for the second quarter of 2009 from $1.4 million for the second quarter of 2008, representing 24 percent of the Company’s cardiac tissue processing revenues for the second quarter of 2009.  Revenues from the distribution of CryoValve SG pulmonary heart valves increased to $2.7 million for the first six months 2009 from $1.6 million for the first six months of 2008, representing 22 percent of the Company’s cardiac tissue processing revenues for the first six months of 2009.

BioGlue® Surgical Adhesive revenues were $12.4 million for the second quarter of 2009 compared to $13.0 million for the second quarter of 2008, a decrease of 5 percent.  Excluding the effects of changes in foreign currency exchange rates for the second quarter of 2009 compared to those in effect during the second quarter of 2008, which reduced BioGlue revenues by $331,000 for the second quarter of 2009, BioGlue revenues would have been $12.7 million. BioGlue revenues were $24.1 million for the first six months of 2009 compared to $24.9 million for the first six months of 2008, a decrease of 3 percent.  Excluding the effects of changes in foreign currency exchange rates for the first six months of 2009 compared to those in effect during the first six months of 2008, which reduced BioGlue revenues by $639,000 for the first six months of 2009, BioGlue revenues would have been $24.8 million.

U.S. BioGlue revenues were $8.5 million and $9.1 million for the second quarters of 2009 and 2008, respectively.  U.S. BioGlue revenues were $16.9 million and $17.7 million for the first six months of 2009 and 2008, respectively.   International BioGlue revenues were $3.9 million for each of the second quarters of 2009 and 2008.  International BioGlue revenues were $7.3 million and $7.2 million for the first six months of 2009 and 2008, respectively.

Other medical device revenues for the second quarter of 2009 were $1.5 million compared to $308,000 for the second quarter of 2008.  Other medical device revenues for the first six months of 2009 were $2.7 million compared to $401,000 for the first six months of 2008.  Included in this revenue category for the second quarter and the first six months of 2009 were $1.5 million and $2.6 million, respectively, in sales of HemoStase™.

Total tissue processing and product gross margins were 63 percent and 66 percent for the second quarters of 2009 and 2008, respectively.  Total tissue processing and product gross margins were 64 percent and 65 percent for the first six months of 2009 and 2008, respectively.

Tissue processing gross margins were 43 percent and 46 percent for the second quarters of 2009 and 2008, respectively. Tissue processing gross margins were 44 percent and 46 percent for the first six months of 2009 and 2008, respectively.

General, administrative, and marketing expenses for the second quarter of 2009 were $12.3 million compared to $12.4 million for the second quarter of 2008.  General, administrative, and marketing expenses for the first six months of 2009 were $25.1 million compared to $24.4 million for the first six months of 2008.  These expenses included personnel costs, advertising, physician education and training, and promotional materials to support the Company’s efforts to increase its tissue processing service and product offerings, and current revenue growth.

General, administrative, and marketing expenses for the second quarters of 2009 and 2008 included benefits of $495,000 and $610,000, respectively, related to the adjustment of reserves for product liability losses.  General, administrative, and marketing expenses for the first six months of 2009 and 2008 included benefits of $460,000 and $530,000, respectively, related to the adjustment of reserves for product liability losses.

Research and development expenses were $1.4 million and $1.3 million for the second quarters of 2009 and 2008, respectively.  Research and development expenses were $2.4 million and $2.8 million for the first six months of 2009 and 2008, respectively.  Research and development spending in 2009 is primarily focused on the Company’s protein hydrogel technologies and SynerGraft® tissues and products.

As of June 30, 2009, the Company had $26.7 million in cash, cash equivalents, and marketable securities, compared to $22.8 million at December 31, 2008.  Of this $26.7 million, $2.5 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam® protein hydrogel technology, and $5.0 million was designated as long-term restricted money market funds due to a financial covenant requirement under the Company’s credit agreement.

“CryoLife continues to thrive and expand as witnessed by the record revenues in the second quarter of 2009, even in a very adverse world economy,” stated Steven G. Anderson, president and chief executive officer.  “We are very encouraged by our continued growth and the trend we are establishing for 2009, and we will continue to look for opportunities to expand our cardiac and vascular surgery portfolios.”

2009 Financial Guidance

The Company is updating its guidance for the full year of 2009.  The Company expects total revenues for the full year of 2009 to be between $112.0 million and $116.0 million.  The Company expects tissue processing revenues to be between $57.0 million and $59.0 million.  The Company expects product revenues to be between $54.0 million and $56.0 million, with BioGlue revenues to be between $49.0 million and $50.0 million for the full year of 2009 and other medical device revenues, which consist primarily of sales of HemoStase, to be between $5.0 million and $6.0 million in 2009.  Tissue processing and product revenues could be affected by several factors, including but not limited to, the general economic environment and its effect on demand for the Company’s tissues and products, and changes in foreign currency exchange rates and their effects on revenues generated in international markets.  Other revenues for 2009 are expected to be approximately $1.0 million, related to funding received from the Department of Defense in connection with the development of BioFoam.  The amount of other revenues is largely dependent upon actual expenses incurred related to the development of BioFoam.

The Company expects general, administrative, and marketing expenses of between $50.0 million and $52.0 million, and research and development expenses of between $5.0 million and $6.0 million for the full year of 2009.  The research and development expectations include approximately $1.0 million to be funded by the Department of Defense in connection with the development of BioFoam.

The Company expects operating income to increase for the full year of 2009 compared to 2008.  However, the Company expects its effective income tax rate to be approximately 41 percent in 2009 compared to a tax benefit in 2008.  As a result, earnings per share in 2009 will be lower than in 2008, when the Company reversed a significant portion of the valuation allowance on its deferred tax assets, which resulted in the recognition of significant income tax benefits.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from July 30 through August 7 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 327576.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company’s CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native pulmonary valves.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStaseTM, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in the European Community and Canada for cardiac, vascular, and general surgery, subject to certain exclusions.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2009 performance and our growth prospects and statements regarding the expected impact of our net operating loss carryforwards on our cash outlays for tax obligations.  These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that we are significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, CryoValve SG pulmonary heart valves and other SynerGraft processed tissues and products may not be accepted by the marketplace, the CryoValve SG pulmonary heart valve has a one year shelf life, we are dependent on the availability of sufficient quantities of tissue from human donors, the CryoValve SG pulmonary heart valve post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, and we have been and may be exposed to tissue processing and product liability claims and additional regulatory scrutiny as a result, the possibility that the FDA could impose additional restrictions on the Company's operations, issue a 483, or warning letter, or require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, our failure to adequately comply with government regulations could result in loss of revenues and customers as well as additional compliance expense, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, the current and future economic crisis may adversely affect our business and financial condition, there are limitations on our use of net operating loss carry-forwards that could result in our inability to use them fully or at all, adverse regulatory action outside of the U.S. could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, our existing insurance policies may not be sufficient to cover our actual claims liability, current economic conditions may impact demand for our tissues and products, intense competition may affect our ability to operate profitably, we may be unable to obtain adequate insurance at a reasonable cost or at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by us may adversely affect our ability to distribute those products, we are dependent on key personnel, we may not be successful in obtaining necessary clinical results and regulatory approvals for products and services in development, and our new products and services may not achieve market acceptance, we may be unable to effectively leverage our existing sales force to sell HemoStase, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may adversely impact our relationship with Medafor and could hamper or prevent us from distributing HemoStase, rapid technological change could cause our services and products to become obsolete, extensive government regulation may adversely affect our ability to develop and sell products and services, we have experienced operating losses and negative cash flows in the past, and we must continue to address the underlying causes in order to continue to operate profitably and generate positive cash flows, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we will be unable to pursue one of our strategies for increasing our revenues, continued deflation of foreign currencies relative to the U.S. dollar could materially and adversely impact our business, and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of our revenues, financial condition and profitability.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2008, our Form 10Q filing for the quarter ended March 31, 2009, our Form 10-Q to be filed for the quarter ended June 30, 2009, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Revenues:
Preservation services	$14,091	$13,725	$27,639	$27,149
Products	13,918	13,280	26,863	25,260
Other	154	150	349	314
Total revenues	28,163	27,155	54,851	52,723

Cost of preservation services and products:
Preservation services	8,027	7,449	15,518	14,767
Products	2,241	1,840	4,203	3,832
Total cost of preservation services
and products	10,268	9,289	19,721	18,599

Gross margin	17,895	17,866	35,130	34,124

Operating expenses:
General, administrative, and marketing	12,306	12,358	25,054	24,425
Research and development	1,367	1,307	2,393	2,752
Total operating expenses	13,673	13,665	27,447	27,177

Operating income	4,222	4,201	7,683	6,947

Interest expense	61	69	110	139
Interest income	(20)	(71)	(63)	(193)
Other (income) expense, net	(60)	55	92	(27)

Income before income taxes	4,241	4,148	7,544	7,028
Income tax expense	1,739	260	3,093	375

Net income	$2,502	$3,888	$4,451	$6,653

Income per common share:
Basic	$0.09	$0.14	$0.16	$0.24
Diluted	$0.09	$0.14	$0.16	$0.24

Weighted average common shares outstanding:
Basic	28,067	27,756	28,038	27,661
Diluted	28,174	28,381	28,204	28,211

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Preservation Services:
Cardiac tissue	$6,470	$6,348	$12,062	$12,586
Vascular tissue	7,577	7,080	15,448	13,939
Orthopaedic tissue	44	297	129	624
Total preservation services	14,091	13,725	27,639	27,149

Products:
BioGlue	12,379	12,972	24,143	24,859
HemoStase	1,467	177	2,577	177
Other medical devices	72	131	143	224
Total products	13,918	13,280	26,863	25,260

Other	154	150	349	314
Total revenues	$28,163	$27,155	$54,851	$52,723

Revenues:
U.S.	$23,579	$22,834	$46,323	$44,834
International	4,584	4,321	8,528	7,889
Total revenues	$28,163	$27,155	$54,851	$52,723

	June 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents and restricted securities	$21,700	$17,763
Receivables, net	15,548	13,999
Deferred preservation costs	37,029	34,913
Inventories	6,621	7,077
Restricted money market funds, long-term	5,000	5,000
Total assets	130,849	125,995
Shareholders’ equity	105,663	99,326

CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Net Income and Income per Common Share
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Income before income taxes	$4,241	$4,148	$7,544	$7,028
Income tax expense	1,739	260	3,093	375

Net income	$2,502	$3,888	$4,451	$6,653

Income per common share:
Basic	$0.09	$0.14	$0.16	$0.24
Diluted	$0.09	$0.14	$0.16	$0.24

Weighted average common shares outstanding:
Basic	28,067	27,756	28,038	27,661
Diluted	28,174	28,381	28,204	28,211

Net income	$3,888	$6,653

Non-GAAP adjustments to net income:
Tax calculated at 41% of income before income taxes	$1,701	$2,881
Less income tax expense, as reported	(260)	(375)
Additional income tax expense, non-GAAP	1,441	2,506

Net income, non-GAAP	$2,447	$4,147

Income per common share, non-GAAP:
Basic	$0.09	$0.15
Diluted	$0.09	$0.15

Weighted average common shares outstanding:
Basic	27,756	27,661
Diluted	28,381	28,211

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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